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THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                                                                Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                   Three Months Ended       Six Months Ended
                                         June 30                 June 30
                                  -------------------       -----------------
                                      1998      1997         1998        1997
                                    ------     ------       -----       -----
EARNINGS:
Income (loss) before
 income taxes                     (446,648)   390,920    (196,321)    700,163
Add: fixed charges                  28,833     31,561      60,269      63,382
                                  --------   --------    --------    --------
   Income (loss), as adjusted    $(417,815)   422,481    (136,052)    763,545
                                  ========   ========    ========    ========

FIXED CHARGES:
Interest costs                     $20,841     24,566      44,318      47,811
Rental expense (1)                   7,992      6,995      15,951      15,571
                                  --------   --------    --------    --------
   Total fixed charges             $28,833     31,561      60,269      63,382
                                  ========   ========    ========    ========

FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS:
Fixed charges                      $28,833     31,561      60,269      63,382
PSOP preferred stock dividends       4,255      4,391       8,546       8,815
Dividends on redeemable
 preferred securities                9,425      7,381      18,851      14,486
                                  --------   --------    --------    --------
   Total fixed charges and
     preferred stock dividends     $42,513     43,333      87,666      86,683
                                  ========   ========    ========    ========

Ratio of earnings
  to fixed charges (2)                   -      13.39           -       12.05
                                  ========   ========    ========    ========

Ratio of earnings to
 combined fixed charges and
 preferred stock dividends (2)           -       9.75           -        8.81
                                  ========   ========    ========    ========

(1) Interest portion deemed implicit in total rent expense. Excludes one-time charge for future lease buy-outs recorded in the second quarter of 1998 as a result of The St. Paul's merger with USF&G Corporation.


(2) The second quarter 1998 loss is inadequate to cover "fixed charges" by $446.6 million and "combined fixed charges and preferred stock dividends" by $460.3 million. The year to date 1998 loss is inadequate to cover "fixed charges" by $196.3 million and "combined fixed charges and preferred stock dividends" by $223.7 million.